Exhibit 99.1

[Logo of Sparton Corporation]	NEWS RELEASE
Sparton Corporation Releases Fiscal 2009 Second Quarter Results
JACKSON, Mich.—(BUSINESS WIRE)—February 6, 2009— Sparton Corporation (NYSE:SPA) announces financial results for the second quarter of fiscal 2009 showing increases in overall gross profit despite the challenging economic climate.
Key Highlights
■	The gross profit percentage for the three months and six months ended December 31, 2008, was 7.1% and 5.8%, respectively, an increase from 6.7% and 4.7% for the same periods last year.

■	Sales increased in the Aerospace market by $14.2 million year-to-date over the same period last year. Sales decreased in the Medical area, but it is anticipated that the Medical/Scientific Instrumentation customer base and sales will improve during future quarters as a result of increased customer orders and new program start-ups.

■	New management has been added to the leadership team in the last several months and is expected to help bolster future results.

■	Significant non-recovered new program start-up costs totaled $1.5 million during the six month period ended December 31, 2008, related to hiring staff, training personnel and the costs of ordering material in advance of production, compounded by customer delays which led to further unexpected cost growth; an increase of $0.5 million from the same six month period in the prior year. Costs also grew due to operating inefficiencies in reaching on-going production status.

	Three-Month Periods ended		Six-Month Periods Ended
	December 31		December 31
	2008	2007	2008	2007
Net Sales	$54,517	$54,951	$108,512	$113,803

Gross profit	$3,866	$3,686	$6,248	$5,324

Operating loss	$(1,227)	$(1,469)	$(4,081)	$(3,522)

Net loss	$(2,791)	$(1,865)	$(6,153)	$(3,286)

Loss per common share — basic and diluted	$(0.28)	$(0.19)	$(0.63)	$(0.33)
(000 omitted, except per share)
A summary reconciliation of significant issues impacting year-to-date fiscal 2009 and 2008 are as follows (in millions):

Net loss year-to-date fiscal 2008		$(3.3)
Deferred asset write-off in fiscal 2008	$1.6
Gain on Deming, NM plant sale in fiscal 2008	(0.9)	$0.7

New customer program start costs	$(0.5)
Reduced margin on one medical program	(0.8)
Increased interest expense	(0.3)
Increased income tax expense	(0.6)
Improved sonobuoy estimated completion costs	0.4
Increased legal and consulting expense	(1.2)
Reduced margin on three aerospace customers	(0.5)
Increased pension expense	(0.2)
Albuquerque, NM severance	(0.3)
Other, net	0.4	$(3.6)

Net Change		$(2.9)

Net loss year-to-date fiscal 2009		$(6.2)

Mr. Cary Wood, CEO, stated that “Despite a tough global economic climate, our margins have improved. We are excited about the successful and consistent execution of the sonobuoy production and improved results of government sales, as well as the increased Aerospace sales. While Medical sales at this point have been disappointing, sales in this market are expected to rebound and we anticipate improvement in the coming quarters. These gains were offset by several factors in our operations, including one-time costs for new program launches, reduced margins with three aerospace customers and the closure of our Albuquerque, New Mexico, facility,” added Wood. “This plant closure allows us to streamline operations, with some work transitioned to other Sparton facilities.
“Another positive in the past two months is the addition of three new executives to our management team with expertise in manufacturing management. These additions provide us with the leadership we need to steer the Company in a more strategic direction that will quickly and effectively position us for positive financial and operational results,” said Wood.
Recently the line of credit upon which the Company relies was extended to May 2009. The line of credit available was reduced to $18 million or 80% of eligible accounts (previously 85%). However, this extension of time under the agreement does provide some near term certainty while we search for alternative sources for a new, expanded facility. Our intention is for the expanded facility to provide liquidity to fund the Company.
Some of the results for this past quarter and year-to-date include:
Aerospace sales increased from the prior year, both for the quarter and year-to-date, primarily due to increased sales volume to three existing customers. Due to successful sonobuoy drop tests during the current fiscal year, the margins associated with Government sales of $16.0 million for the six months ended December 31, 2008, have significantly improved even though total Government sales have decreased compared to the prior year.
Medical/Scientific Instrumentation sales decreased from prior year, both for the quarter and year-to-date, primarily due to reduced sales on one program and the delay of several new customer programs. Demand is expected to increase on the existing customer program, and the delayed new customer program starts are now beginning to be executed. Industrial/Other sales were also below prior year, primarily due to decreased sales volume to two customers. We are uncertain at this point as to the future level of sales to those customers.
The gross profit percentage for the three months and six months ended December 31, 2008, was 7.1% and 5.8%, respectively, an increase from 6.7% and 4.7% for the same periods last year. For the three months and six months ended December 31, 2008, gross profit was favorably impacted by improved margins on sales to several customers, a result of pricing increases and improved performance.
Finally, the Company’s Vietnam facility realized approximately $0.1 million of income at the gross profit level for the three months ended December 31, 2008, which compares to approximately $0.3 million of loss in the prior year for the same period. For the six months ended December 31, 2008, Vietnam’s gross profit improved $0.3 million from prior year.
However, these improvements were offset by reduced margins with three aerospace customers for existing programs, which totaled approximately $0.5 million less than that realized on similar sales in the prior year for the six months ended December 31, 2008. In addition, reduced margins due to reduced sales volume from one medical program adversely impacted gross margin for the six months ended December 31, 2008, by $771,000 compared to the same period in the prior year. During the three months and six months ended December 31, 2008, we have incurred and expensed approximately $0.2 million and $1.5 million, respectively, in start-up related costs for approximately ten new customer programs, primarily aerospace, at several facilities, compared to $0.9 million and $1.0 million, respectively, for the same periods last year. These types of expenses are expected to significantly decrease in the third quarter of fiscal 2009 as formal production begins on these programs.
The Company had a net loss of $2.8 million ($0.28 per share, basic and diluted) for the three months ended December 31, 2008, compared to a net loss of $1.9 million ($0.19 per share, basic and diluted) for the corresponding period last year. Additionally, the Company had a net loss of $6.2 million ($0.63 per share, basic and diluted) for the six months ended December 31, 2008, versus a net loss of $3.3 million ($0.33 per share, basic and diluted) for the corresponding period last year.

On October 3, 2008, the Company announced it had been notified by the New York Stock Exchange (the “NYSE”) that the Company was no longer in compliance with the NYSE’s continued listing standards. Sparton is considered below the criteria since the Company’s shareowners’ equity was less than $75 million. As of October 22, 2008, the Company was no longer in compliance with another NYSE continued listing standard which requires listed companies to maintain average market capitalization over a consecutive 30 trading-day period of at least $25 million. However, on January 23, 2009, the Company was notified by the NYSE that it had temporarily amended the minimum market capital requirement from $25 million to $15 million and that, given this change, the Company was in compliance with the criteria. This amendment is scheduled to be in place only until April 22, 2009. With its compliance under the market capitalization rules, the Company is now working on its plan to demonstrate its ability to achieve compliance with the $75 million shareowners’ equity requirement. The Company must now submit a plan by February 13, 2009, which is acceptable to the NYSE, to achieve compliance with the continued listing standards within 18 months.
On February 6, 2009, the Company announced a reduction in force. The reduction involves 6% of approximately 1,000 employees currently employed. It is estimated that annual savings related to wages and associated benefits of $4,100,000 will be realized. Approximately $400,000 of severance cost related to this reduction in force is expected to be incurred during the three months ending March 31, 2009. In addition to the above anticipated cost reductions, an additional $600,000 is estimated to be saved annually through the immediate termination of contract workers currently working for the Company.
This release contains forward-looking statements within the scope of the Securities Act of 1933 and the Securities Exchange Act of 1934. The words “encouraged”, “appear”, “expect”, “anticipate”, and similar expressions, and the negatives of such expressions, are intended to identify forward looking statements. Although the Company believes that these statements are based upon reasonable assumptions, such statements involve risks, uncertainties, and assumptions, including, but not limited to, industry and economic conditions, customer actions, and the other factors discussed in the Company’s Form 10-K for the year ended June 30, 2008, and its other filings with the Securities and Exchange commissions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.
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